Calculation of Filing Fee Tables
S-8
Redfin Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share	Other	1,263,892	$ 6.63	$ 8,379,603.96	0.0001531	$ 1,282.92
2	Equity	Common Stock, par value $0.001 per share	Other	6,319,464	$ 7.81	$ 49,355,013.84	0.0001531	$ 7,556.25
Total Offering Amounts:						$ 57,734,617.80		$ 8,839.17
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 8,839.17
Offering Note
[1]	(a) Represents additional shares of common stock, par value $0.001 per share ("Common Stock"), of Redfin Corporation (the "Company") reserved for issuance under the Company's 2017 Employee Stock Purchase Plan (the "ESPP") resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the ESPP on January 1 of each calendar year. (b) Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 on the basis of the average of the high and low prices of Common Stock, as reported on The Nasdaq Global Select Market on February 24, 2025. (c) Under the ESPP, the sale price of a share of Common Stock is equal to 85% of the fair market value of the Common Stock on the offering date or the purchase date, whichever is less.

[2]	(a) Represents additional shares of Common Stock reserved for issuance under the Company's 2017 Equity Incentive Plan (the "2017 EIP") resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the 2017 EIP on January 1 of each calendar year. (b) Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 on the basis of the average of the high and low prices of Common Stock, as reported on The Nasdaq Global Select Market on February 24, 2025.